PLS CPA, A PROFESSIONAL CORPORATION
♦4725 MERCURY STREET #210 ♦ SAN DIEGO ♦ CALIFORNIA 92111♦
♦ TELEPHONE (858)722-5953 ♦ FAX (858) 761-0341 ♦ FAX (858) 433-2979
♦ E-MAIL changgpark@gmail.com ♦

June 21, 2017

The Board of Directors
Alpha Investment, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2017, with respect to the audited financial statements of Alpha Investment, Inc., which appear in its Annual Report on Form 10-K, for the years ended December 31, 2016 and 2015. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Very truly yours,

/s/PLS CPA

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PLS CPA, A Professional Corp.
San Diego, CA 92111